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                                                                   EXHIBIT 10.70
May 4, 2001

To:   Pat Kane

From: John F Fuini

CC:   Berry Sugden
      Interim Capital
      Paul Barr
      Jon Robertson

John Fuini called a meeting in response to Pat Kane's letter dated 3/9/01. In attendance were Pat Kane, Berry Sugden, Paul Barr, Jon Robertson and John F. Fuini

A summary of Pat's request is:

1 Interim Capital is to hold at a standstill for a 90-day period on all of ADC indebtedness to Interim Capital.

2 Interim Capital will purchase all new invoices at 70% advance to ADC and the remaining balance of the invoices less fees when collected. When the schedule is closed, the balance shall be forwarded to ADC.

3 This rate will replace the previous arrangement of 50 % advance on the front end and the 50% remaining less fees to be applied to the old invoices.

4  Review this request in 90 days.

In light of the fact that ADC's indebtedness to Interim Capital is $1.7 Million with $1.0 million in very old invoices, Interim Capital has agreed to this 90-day window provided Interim Capital's following request is granted. That is:

1  John Fuini is placed in control of all of ADC's cash.

2 That he will manage the daily operations of the business as temporary acting C.E.O. or General Manager.

3 That he will continue in this capacity until ADC stock is trading or until Interim Capital is paid in full. This is his decision unless the Board should decide otherwise.

4  That a small auto for transportation and gas expenses be provided.

5 That he is paid $500 per week which will be accrued on ADC's books, provided that he is able to draw one week's pay each month ($500) toward his living expenses.

6 A statement of Condition of ADC as of 3/31/01, amended to 5/1/01 was requested. It was agreed to be issued by Barry Sudgen.

7  Pat Kane was in complete agreement with this arrangement.

JFF

Note: I requested Pat to advise the Board of Directors of this agreement.